Exhibit 28(j)(i)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 50 to the Registration Statement (Form N-1A, No. 33-66262) of GAMCO Global Series Funds, Inc., and to the incorporation by reference therein of our reports dated February 26, 2021 on The Gabelli Global Content & Connectivity Fund, The Gabelli Global Growth Fund, The Gabelli International Small Cap Fund, The Gabelli Global Rising Income and Dividend Fund and The Gabelli Global Mini Mites Fund, included in the 2020 annual reports to shareholders.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

April 30, 2021